Filed Pursuant To Rule 433

Registration No. 333-275079

December 1, 2023

X/Twitter Post:

Live Address: https://twitter.com/2800345565/status/1730685704420884853

Text: While timelines are inherently uncertain, in looking ahead, we sat down with @CraigSalm, Chief Legal Officer, and Edward McGee, Chief Financial Officer, to address some common questions about the mechanics of $GBTC uplisting as an ETF.

https://www.grayscale.com/blog/legal-topics/qa-what-happens-when-gbtc-uplists-to-nyse-arca-as-an-etf

GRAYSCALE®

A conversation with Grayscale CLO, Craig Salm, and CFO, Edward McGee

grayscale.com/blog

Link: https://www.grayscale.com/blog/legal-topics/qa-what-happens-when-gbtc-uplists-to-nyse-arca-as-an-etf

LinkedIn post:

Live Address: https://www.linkedin.com/feed/update/urn:li:share:7136451416566439936/

Text: While timelines are inherently uncertain, in preparing for the future of GBTC, we sat down with Craig Salm, Chief Legal Officer, and Edward McGee, Chief Financial Officer, to address some common questions from investors and other market participants.

Read the full Q&A: https://www.grayscale.com/blog/legal-topics/qa-what-happens-when-gbtc-uplists-to-nyse-arca-as-an-etf

Link: https://www.grayscale.com/blog/legal-topics/qa-what-happens-when-gbtc-uplists-to-nyse-arca-as-an-etf

Facebook post:

Live Address: https://www.facebook.com/1632920206924572/posts/848322517294807
Text: While timelines are inherently uncertain, we sat down with Craig Salm, Chief Legal Officer, and Edward McGee, Chief Financial Officer, to address some common questions from investors and other market participants about the mechanics of GBTC uplisting as an ETF.

https://www.grayscale.com/blog/legal-topics/qa-what-happens-when-gbtc-uplists-to-nyse-arca-as-an-etf

Link: https://www.grayscale.com/blog/legal-topics/qa-what-happens-when-gbtc-uplists-to-nyse-arca-as-an-etf

Now boarding: Investors in the world’s largest Bitcoin fund

Symbol GBTC

Grayscale Bitcoin Trust

Bitcoin investing begins here

Now boarding: Investors in the world’s largest Bitcoin f

Grayscale Bitcoin Trust (BTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by emailing info@grayscale.com or by contacting Grayscale Securities, LLC 290 Harbor Drive, Stamford, CT 06902.